Exhibit 99.1

EVHC News - For Immediate Release

Contact:	Bob East
Westwicke Partners
443-213-0502
Bob.East@westwicke.com

ENVISION HEALTHCARE REPORTS FIRST QUARTER NET REVENUE INCREASE OF 14.2% AND ADJUSTED EPS OF $0.20

Greenwood Village, Colo. (May 7, 2014) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (“EVHC” or “Company”) announces results for the first quarter ended March 31, 2014. All comparisons included in this release are for first quarter 2014 to first quarter 2013 unless otherwise noted.

Highlights:

•                  First quarter 2014 net revenue was $1.01 billion, an increase of 14.2%;

•                  First quarter 2014 Adjusted EBITDA was $110.0 million, an increase of 9.0%;

•                  First quarter 2014 Adjusted EPS was $0.20 and GAAP diluted EPS was $0.13; and

•                  The Company completed the acquisitions of Life Line Ambulance in Arizona and MedStat EMS in Mississippi with combined estimated annualized revenue of approximately $36 million.

William A. Sanger, Chief Executive Officer, said, “We are pleased with the start of 2014 and our industry leading organic growth. This trend is driven by new contracts at EmCare, Evolution Health and AMR. Our EmCare joint venture model continues to expand with the addition of both new system partners and new service offerings. We also recently signed a national agreement to provide Evolution Health services to one of the largest sub-acute care companies.

“We are encouraged by early indications of healthcare reform benefits as evidenced by a shift in self-pay to Medicaid in the expansion states.  We anticipate a continued reduction in self-pay mix throughout the remainder of the year as more uninsured migrate to Medicaid programs and the anticipated positive effects of exchange enrollment are realized.

“We believe the momentum in our businesses, combined with the impact of the ACA, has created a strong foundation for future growth.”

Results of Operations for the First Quarter 2014

For the first quarter of 2014, EVHC generated net revenue of $1.01 billion, an increase of 14.2%.

Adjusted EBITDA was $110.0 million, an increase of 9.0%. The increase was primarily attributable to the impact of increased revenue from net new contracts, same store contracts and acquisitions.

EVHC generated net income of $24.8 million, compared to net loss of $3.8 million. The increase in net income is primarily attributable to an increase in income from operations and the reduction of interest expense related to the redemption on December 30, 2013 of the 8.125% Senior Notes due 2019 (“2019 Notes”), the redemption on August 30, 2013 of the Senior PIK Toggle Notes due 2017 and the re-pricing of the Term Loan Facility and ABL Facility in February 2013.

Segment Results for the First Quarter 2014

EVHC operates two business segments: EmCare Holdings Inc. (“EmCare”), the Company’s facility-based and post-acute care physician services segment and American Medical Response, Inc. (“AMR”), the Company’s healthcare transportation services segment.

EmCare

EmCare generated net revenue of $644.6 million, an increase of $89.7 million, or 16.2%. Organic growth was 15.9%, attributable to an increase of $73.9 million, or 13.4%, from net new contracts, and an increase of $14.0 million, or 2.5%, from “same store” contracts. Same contract volumes were lower in the quarter by 1.4% primarily related to lower emergency department visits as a result of a mild flu season and weather-related impacts early in the quarter. Same contract revenue per encounter increased by 3.9% primarily due to higher acuity, an improvement in payor mix and Medicaid parity reimbursement. Revenue from acquisitions increased $1.8 million, or 0.3%.

Adjusted EBITDA was $71.4 million, an increase of $5.2 million, or 7.9%. The increase in Adjusted EBITDA was primarily driven by the net impact of revenue increases from net new contracts and same store revenue growth, offset by an increase of $6.7 million in start-up compensation costs. The number of new contract starts in the last two quarters was approximately 40% higher than the comparable period last year. Many of these new contracts had accelerated start dates, leading to higher compensation costs due to increased temporary staffing requirements. The quarter also included a $3.3 million reduction to minority interest due to an adjustment of profit sharing associated with the HCA joint venture, offset by an unfavorable prior period insurance adjustment of $2.0 million. Income from operations was $51.2 million, an increase of $3.3 million, or 7.0%.

American Medical Response (AMR)

AMR generated net revenue of $369.6 million, an increase of $36.3 million, or 10.9%. Organic growth was 5.9%, driven by a 5.3% increase related to net new contract wins and increased revenue of 0.6% in existing markets. Acquisitions contributed to 5.0% revenue growth.

Adjusted EBITDA was $38.6 million, an increase of $3.8 million, or 10.9%. The increase was attributable to the net impact of higher revenue increases in existing markets from new contract wins and acquisitions. The quarter included a reduction to general and administrative expenses of $1.9 million related to a property settlement offset by an unfavorable prior period insurance adjustment of $3.2 million. First quarter 2013 included a favorable prior period insurance adjustment of $1.7 million. Income from operations was $17.1 million, an increase of $2.0 million, or 13.6%.

Cash Flows for the First Quarter 2014

Cash provided by operating activities was $30.2 million, compared to $6.6 million. When excluding $14.8 million of income tax effect related to exercised stock options in conjunction with the secondary offering in 2014 and $24.5 million in non-recurring outflows in 2013, operating cash flows were $45.0 million compared to $31.1 million. The change was primarily driven by a decrease in cash interest payments offset by an increase in insurance payments which included payments of approximately $10 million for the previously disclosed malpractice settlements in the fourth quarter of 2013. Days Sales Outstanding (“DSO”) decreased one day from the fourth quarter of 2013. While AMR’s DSO decreased by one day, EmCare’s DSO remained unchanged primarily as a result of an increase in the number of new contract starts.

Net cash used in investing activities was $40.0 million, compared to $4.8 million. The increase in investing cash flow was primarily driven by acquisitions which were $35.8 million compared to $1.4 million.

Net cash used in financing activities was $4.0 million compared to net cash provided by financing activities of $20.4 million.  The quarter includes $14.4 million of payments for employee related taxes for stock options exercised in connection with the secondary offering. At March 31, 2014, there were no amounts outstanding under the ABL Facility.

Adjusted Free Cash Flow was $40.8 million, compared to $27.8 million. The difference was primarily attributable to aforementioned changes in cash paid for interest and insurance claims paid.

2014 Guidance

The Company previously announced 2014 Adjusted EPS guidance of $1.10 to $1.15, and Adjusted EBITDA guidance of $538 million to $545 million. At this time, the Company is not adjusting its guidance while it continues to evaluate the expected 2014 benefit from healthcare reform.

Conference Call

EVHC management will host a conference call today, Wednesday, May 7, 2014, at 5 p.m. Eastern Daylight Time, to discuss the Company’s financial results. Interested participants may listen to the call by dialing 800-857-6466, or 517-623-4761 for international callers, and referencing participant code 51200 approximately 15 minutes prior to the call. For those unable to participate in the live call, a replay will be available one hour after the call ends through June 8, 2014. To access the replay, dial 866-427-6395, or 203-369-0891 for international callers, and enter access code 6802. An audio file will be archived for 30 days on the investor relations section of the Company’s website: investor.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc. and our more than 30,000 employees and affiliated clinicians, offer an array of healthcare-related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (“AMR”), EmCare Holdings, Inc. (“EmCare”) and Evolution Health, LLC (“Evolution Health”). AMR is a provider and manager of community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2014 Adjusted EBITDA and Adjusted EPS guidance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EVHC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EVHC’s filings with the U.S. Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems or management continuity planning; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; our ability to generate cash flow to service our substantial debt obligations; the significant influence of investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC over us; and the factors discussed in “Risk Factors” in the Company’s Annual Report on Form 10-K.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income taxes, other (expense) income, net, loss on early debt extinguishment, realized gains (losses) on investments, interest expense, equity-based compensation, related party management fees, restructuring charges and depreciation and amortization expense.

It also includes presentations of Adjusted Free Cash Flow, which is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.

This press release also includes presentations of Adjusted EPS, which is defined as diluted earnings per share adjusted for expenses related to the Company’s secondary offering, amortization expense, equity-based compensation expense and restructuring charges, net of an estimated tax benefit.

These non-GAAP financial measures, Adjusted EBITDA, Adjusted Free Cash Flow, and Adjusted EPS are commonly used by management and investors as performance measures and liquidity indicators. The Company’s non-GAAP financial measures are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. These non-GAAP financial measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2014 Adjusted EBITDA and Adjusted EPS projections presented herein is not being provided due to the number of variables in the projected full-year 2014 Adjusted EBITDA and Adjusted EPS ranges and thus we do not currently have sufficient data to accurately estimate the individual adjustments for such a reconciliation. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended March 31,
	2014	2013

Net revenue	$1,014,211	$888,324
Compensation and benefits	743,661	641,789
Operating expenses	114,635	100,450
Insurance expense	30,981	25,833
Selling, general and administrative expenses	19,375	21,998
Depreciation and amortization expense	36,432	34,755
Restructuring charges	809	637
Income from operations	68,318	62,862
Interest income from restricted assets	86	366
Interest expense	(30,049)	(51,752)
Realized gain on investments	606	13
Other expense, net	(808)	(12,721)
Loss on early debt extinguishment	—	(122)
Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	38,153	(1,354)
Income tax expense	(16,675)	(2,568)
Equity in earnings of unconsolidated subsidiary	47	75
Net income (loss)	21,525	(3,847)
Add: Net loss attributable to noncontrolling interest	3,300	—
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$24,825	$(3,847)

Basic earnings per common share	$0.14	$(0.03)
Diluted earnings per common share	$0.13	$(0.03)
Weighted average common shares outstanding, basic	180,782,025	130,696,421
Weighted average common shares outstanding, diluted	189,391,612	130,696,421

Other Information
EmCare weighted patient encounters	3,298,530	2,953,960
AMR weighted transports	747,969	703,946

Earnings Per Share Reconciliation

Quarter ended March 31, 2014
Weighted average common shares outstanding, diluted	189,391,612

Net income attributable to Envision Healthcare Holdings, Inc.	$24,825
Adjustments:
Other expense related to secondary offering, net of tax of $(485) for quarter ended March 31, 2014	$657

Amortization expense, net of tax of $(8,518) for quarter ended March 31, 2014	$11,539

Equity-based compensation expense, net of tax of $(451) for quarter ended March 31, 2014	$611

Restructuring expense, net of tax of $(344) for quarter ended March 31, 2014	$465
Net income attributable to Envision Healthcare Holdings, Inc., adjusted	$38,097
Adjusted EPS	$0.20

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss) and Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended March 31,
	2014	2013

Adjusted EBITDA	$110,007	$100,932
Depreciation and amortization expense	(36,432)	(34,755)
Restructuring charges	(809)	(637)
Interest income from restricted assets	(86)	(366)
Equity-based compensation expense	(1,062)	(1,062)
Related party management fees	—	(1,250)
Net loss attributable to noncontrolling interest	(3,300)	—
Income from operations	68,318	62,862
Interest income from restricted assets	86	366
Interest expense	(30,049)	(51,752)
Realized gain on investments	606	13
Other expense, net	(808)	(12,721)
Loss on early debt extinguishment	—	(122)
Income tax expense	(16,675)	(2,568)
Equity in earnings of unconsolidated subsidiary	47	75
Net loss attributable to noncontrolling interest	3,300	—

Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$24,825	$(3,847)

Adjusted EBITDA	$110,007	$100,932
Related party management fees	—	(1,250)
Restructuring charges	(809)	(637)
Interest paid	(26,812)	(47,042)
Change in accounts receivable	(35,429)	(41,212)
Change in other operating assets/liabilities	18,855	11,317
Excess tax benefits from stock-based compensation	(14,790)	(8)
Other expense, net	(808)	(12,721)
Income tax expense, net of change in deferred taxes	(15,747)	(3,308)
Net loss attributable to noncontrolling interest	(3,300)	—
Other	(947)	571
Net cash provided by operating activities	$30,220	$6,642

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended March 31,
	2014	2013
EmCare
Adjusted EBITDA	$71,374	$66,160
Depreciation and amortization expense	(16,281)	(16,771)
Restructuring charges	(105)	(248)
Interest expense (income) from restricted assets	25	(255)
Equity-based compensation expense	(478)	(457)
Related party management fees	—	(537)
Net loss attributable to noncontrolling interest	(3,300)	—
Income from operations	$51,235	$47,892

AMR
Adjusted EBITDA	$38,633	$34,839
Depreciation and amortization expense	(20,151)	(17,984)
Restructuring charges	(704)	(389)
Interest income from restricted assets	(111)	(111)
Equity-based compensation expense	(584)	(605)
Related party management fees	—	(713)
Income from operations	$17,083	$15,037

Envision Healthcare Holdings, Inc.
Adjusted EBITDA and Income from operations	$—	$(67)

Total
Adjusted EBITDA	$110,007	$100,932
Depreciation and amortization expense	(36,432)	(34,755)
Restructuring charges	(809)	(637)
Interest income from restricted assets	(86)	(366)
Equity-based compensation expense	(1,062)	(1,062)
Related party management fees	—	(1,250)
Net loss attributable to noncontrolling interest	(3,300)	—
Income from operations	$68,318	$62,862

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$190,996	$204,712
Trade and other accounts receivable, net	840,940	801,146
Other current assets	69,839	76,425
Total current assets	1,101,775	1,082,283
Non-current assets:
Property, plant and equipment, net	190,935	194,715
Goodwill and other intangible assets, net	2,960,686	2,949,368
Other long-term assets	61,134	73,651
Total assets	$4,314,530	$4,300,017

Liabilities and Equity
Current liabilities	$470,521	$451,329
Long-term debt	1,892,272	1,895,381
Long-term deferred tax liability	151,225	151,130
Insurance reserves and other long-term liabilities	168,513	192,424
Total liabilities	2,682,531	2,690,264
Total equity	1,631,999	1,609,753
Total liabilities and equity	$4,314,530	$4,300,017

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended March 31,
	2014	2013
Cash Flows from Operating Activities
Net income	$21,525	$(3,847)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	39,131	41,010
Excess tax benefits from equity-based compensation	(14,790)	(8)
Loss on early debt extinguishment	—	122
Deferred income taxes	928	(740)
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(35,429)	(41,212)
Parts and supplies inventory	(327)	(50)
Prepaids and other current assets	(3,468)	(3,627)
Accounts payable and accrued liabilities	34,183	19,212
Insurance accruals	(11,533)	(4,218)
Net cash provided by operating activities	30,220	6,642

Cash Flows from Investing Activities
Purchases of available-for-sale securities	(2,458)	(159)
Sales and maturities of available-for-sale securities	8,160	448
Purchases of property, plant and equipment	(10,714)	(10,493)
Proceeds from sale of property, plant and equipment	2,156	197
Acquisition of businesses, net of cash received	(35,791)	(1,423)
Net change in insurance collateral	1,200	7,362
Other investing activities	(2,526)	(702)
Net cash used in investing activities	(39,973)	(4,770)

Cash Flows from Financing Activities
Issuance of common stock	—	691
Borrowings under the Term Loan	—	150,000
Borrowings under the ABL Facility	—	56,940
Repayments of the Term Loan	(3,343)	(3,343)
Repayments of the ABL Facility	—	(181,940)
Dividend paid	—	(67)
Excess tax benefits from equity-based compensation	14,790	8
Debt issue costs	—	(4,415)
Shares repurchased for tax withholdings	(14,430)	—
Proceeds from noncontrolling interest	250	—
Other financing cash flow activities	(1,230)	2,554
Net cash (used in) provided by financing activities	(3,963)	20,428

Change in cash and cash equivalents	(13,716)	22,300
Cash and cash equivalents, beginning of period	204,712	57,832
Cash and cash equivalents, end of period	$190,996	$80,132

Operating and non-acquisition investing cash flow	$26,038	$3,295

Non-recurring cash flow adjustments:
Excess tax benefits from equity-based compensation	14,790	—
FEMA and contract exit costs	—	24,500

Adjusted Free Cash Flow	$40,828	$27,795